EXHIBIT 10.57

January 6, 2006

Strictly Confidential

Power Efficiency Corporation

3900 Paradise Road, Suite 283

Las Vegas, NV 89109

Attention: Steven Strasser

                   Chairman and Chief Executive Officer

Dear Mr. Strasser:

This letter agreement (the “Agreement”) sets forth the terms and conditions under which Power Efficiency Corporation (collectively with its subsidiaries and affiliates, “Client”) engages USBX Advisory Services, LLC (“USBX”) to provide services in an effort to facilitate a Strategic Alliance and/ or a Transaction (as each is defined below) between Client and any person or entity. For purposes hereof, “Strategic Alliance” shall mean any distribution, licensing or other arrangement, whether exclusive or not, entered into by Client with any third party for the purpose of increasing the sales and distribution of the Company’s products, technologies and services. For purposes hereof, “Transaction” shall mean, whether in one or a series of transactions, (a) any merger, acquisition, consolidation, reorganization, recapitalization, restructuring or other business combination involving Client; (b) any sale or other disposition of any securities or other equity or debt interests of Client; (c) any sale or other disposition of any material assets of Client; or (d) the formation of any joint venture, partnership or similar relationship, formed in lieu of a merger, acquisition or sale of assets, involving Client.

1.	Term. This Agreement shall be in effect for a term (the “Term”) of 6 months from the date of acceptance by Client (the “Effective Date”). Thereafter, the Term shall automatically continue until terminated by either party by delivering 30 days’ prior written notice to the other party; provided, however, that this Agreement shall terminate, unless earlier terminated, 12 months from the Effective Date. Notwithstanding the foregoing, either party may terminate this Agreement at any time if the other party materially breaches any provision of this Agreement and fails to cure such breach within 20 days after receipt of written notice thereof from the non-breaching party.

2.	Services. USBX shall perform the following services for Client pursuant to this Agreement (collectively, the “Services”): (a) evaluate the end user markets for Client’s products, services and technologies; (b) identify the principal enterprises serving these end user markets with products or services similar or complimentary to those of Client; (c) prioritize and develop contact strategies for the most promising enterprises identified in “(b)” above; (d) develop and negotiate the financial aspects of Strategic Alliances; (e) if requested, assist Client in the preparation of a confidential information memorandum describing Client, its business and financial condition for distribution to potential purchasers (“Memorandum”); (f) at Client’s request, identify and contact potential purchasers to ascertain their interest in a Transaction; (g) assist and guide Client in connection with the due diligence process; (e) advise Client in connection with the structuring of a Transaction; (h) assist and advise Client in connection with its negotiation of the financial aspects of a Transaction; and (i) coordinate the activities of other professionals required to close a Transaction. The duties of USBX shall not include any legal, tax or accounting advice or services, which shall be procured by Client at its own expense. USBX shall not be responsible for the preparation of the Memorandum unless and until Client furnishes USBX with detailed financial and other information about Client, which information USBX shall request separately.

3.	Retainer Fee. To engage USBX to perform the Services, (a) upon signing this Agreement, Client shall irrevocably grant to USBX warrants to purchase 300,000 shares of Client’s common stock plus, (b) if this Agreement has not been previously terminated, Client shall irrevocably grant to USBX warrants to purchase an additional 300,000 shares of Client’s common stock upon the six, month anniversary of this Agreement (collectively, the “Retainer Warrants”). The Retainer Warrants shall have the terms summarized in Exhibit A hereto.

4.	Success Fee. In the event any Strategic Alliance is consummated during the Term of this Agreement (or any agreement is entered into during such period which subsequently results in a consummated Strategic Alliance), Client agrees to grant USBX additional warrants (the “Success Warrants”) to purchase shares of Clients’s common stock pursuant to the Schedule in Exhibit B hereto. The Success Warrants shall have terms described in Exhibit A hereto.

In the event any Transaction is consummated during the Term of this Agreement (or any agreement is entered into during such period which subsequently results in a consummated Transaction), Client agrees to pay USBX a fee (a “Transaction Success Fee”) based upon the total value of all consideration received or to be received directly or indirectly by Client and/or its shareholders or other owners (including amounts paid into escrow) as a result of such Transaction (collectively, “Transaction Consideration”). Such Transaction Consideration shall include the following: cash or cash equivalents; stock or other securities (including amounts paid or payable in respect of convertible securities, options or similar rights, whether or not vested); promissory notes or other debt instruments; indebtedness for borrowed money (including capitalized lease and preferred stock obligations) assumed, retired or defeased by purchasers; assets to be retained by Client (including cash, accounts receivable, inventory and equipment); earnouts; royalties; real property, personal property or intellectual property sold or leased; employment or consulting agreements in excess of fair market rates; non-competition agreements; and management agreements. Transaction Consideration shall also include, without duplication, the aggregate amount of any cash dividends or other distributions that are outside the ordinary course and are declared by Client after the date hereof, and amounts paid by Client to repurchase any of its securities outstanding on the date hereof. If a Transaction, other than a sale of assets, results in a majority (but less than all) of the equity securities of Client having been acquired, the Transaction Consideration shall be calculated pursuant to this paragraph as though all of the outstanding equity securities of Client had been acquired at a price equal to the highest price per share paid by the purchaser for any shares it acquired at the time of the Transaction. Such Transaction Success Fee shall be equal to $300,000 (the “Minimum Fee”) plus 2% of Transaction Consideration in excess of $5 million minus the value of any Retainer Warrants granted to USBX in the 12 month period preceding the closing of a transaction. For the purposes hereof, Retainer Warrants shall be valued at $0.50 per each share of Client’s common stock into which such Retainer Warrants are exercisable.

The Transaction Success Fee, as set forth above, shall be paid by Client, and received in full by USBX, concurrently with the closing of the Transaction (as part of the closing instructions) by bank wire transfer of immediately available funds to an account specified by USBX. Client may, however, defer payment of any portion of the Transaction Success Fee in excess of the Minimum Fee which is attributable to Consideration consisting of a future earnout, royalty, or the like (i.e., financial instruments or agreements, the values of which at the time of the closing cannot be determined because they are based solely on future performance or earnings), in which case such portion of the Transaction Success Fee shall be paid to USBX within 3 days after Client receives the related Transaction Consideration. If all or any portion of the Transaction Consideration is of a determined amount but is to be paid over time, then the portion of the Transaction Success Fee attributable thereto shall be payable upon consummation of the Transaction, calculated based on the net present value of such Transaction Consideration using an annual discount rate of 8%.

In addition to the foregoing, Client shall pay USBX a Success Fee in the event any Strategic Alliance or Transaction is consummated during a period of 18 months following any termination of this Agreement (or any agreement is entered into during such period which subsequently results in a consummated Strategic Alliance or Transaction), provided that such Strategic Alliance or Transaction involves a counterparty (including any affiliate or successor thereof) that (a) USBX contacted on behalf of Client at any time prior to the effective date of such termination, or (b) Client otherwise became aware of as a potential counterparty prior to the termination of this Agreement.

5.	Expenses. Client shall reimburse USBX for all reasonable travel and other material out-of-pocket expenses incurred by USBX in connection with the Services (collectively, “Expenses”); provided, however, that USBX shall not incur any individual Expense in excess of $2,500 or aggregate Expenses in excess of $25,000 without the prior consent of Client. The Expenses charged to Client hereunder shall be calculated and invoiced by USBX based on the expense records maintained by USBX personnel performing the Services. Client shall make full payment of any invoice received pursuant hereto within 15 days of the invoice date. All payments hereunder not made by the due date will be considered delinquent and will be subject to the lesser of a 1% per month charge (12% per year) or the maximum rate permitted by law.

6.	Exclusivity. During the Term of this Agreement, USBX shall serve as Client’s exclusive financial advisor with respect to any Strategic Alliance or Transaction, and Client shall only negotiate or proceed with a Strategic Alliance or Transaction through the assistance and Services of USBX. If Client does consummate a Strategic Alliance or Transaction without the assistance of USBX, USBX will receive the same Success Fee as to which it would otherwise be entitled if the Strategic Alliance or Transaction had been consummated with the assistance of USBX. In the event that, during the Term of this Agreement, Client or any of its officers, directors, employees or agents are contacted by or on behalf of any potential purchaser or other third party concerning the possibility of a Strategic Alliance or Transaction, Client will immediately so inform USBX and will refer any such persons to USBX.

7.	Breakup Fee. If Client receives any payment from any other person or entity following or in connection with the termination, abandonment or failure to occur of any proposed Transaction (a “Break-Up Fee”), then Client shall pay to USBX a fee in an amount equal to 50% of the Break-Up Fee, net of its own out of pocket expenses, within 15 days after Client receives such Break-Up Fee; provided, however, that in no event shall the amount payable pursuant to this sentence exceed the amount of the Success Fee that would have been payable to USBX if the Transaction had been consummated.

8.	Additional Services. Should, during the term of this Agreement, Client require investment banking or corporate finance services other than the public offering of securities and other than those specified in Section 2 of this Agreement (the “Additional Investment Banking Services”), client shall offer USBX the right, but not the obligation, to provide such services to Client on terms commercially reasonable based on then-current market conditions.

9.	Confidentiality. Client understands and agrees that all advice and work product materials (including the Memorandum) provided by USBX to Client in performance of the Services (collectively, the “Materials”) shall be provided solely for the confidential internal use by Client’s management, advisors and, with respect to the Memorandum, potential purchasers. Possession of any Materials does not carry with it any right to publish or otherwise disclose all or any part of such Materials for any reason, without USBX’s prior written consent. Client authorizes USBX to negotiate and execute on Client’s behalf confidentiality agreements with potential purchasers and to deliver to such parties the Memorandum and such other materials or information that are furnished by Client to USBX for distribution to such parties.

10.	Representations and Warranties. Client shall furnish to USBX all of the information USBX requests in connection with its performance of the Services, and Client shall promptly inform USBX of any material changes that it becomes aware of after delivery of such information that may affect USBX’s use of, or reliance on, such information. Client hereby represents warrants and covenants that all information provided to USBX in connection with its performance of the Services will be accurate, complete, reliable and not misleading. Client acknowledges and agrees that (a) the Memorandum will be based entirely on information supplied by Client, and Client shall be solely responsible for the accuracy and completeness of such Memorandum, (b) USBX will be relying on the accuracy and completeness of all of the information provided by Client or obtained from other resources (both proprietary and publicly available) in performing the Services without independently verifying the same, and USBX does not assume any responsibility for the accuracy or completeness of such information, (c) USBX will not audit or compile Client’s financial statements, forecasts or other data, and USBX will not express an opinion or any form of assurance on them, (d) USBX’s engagement under this Agreement cannot be relied on to disclose errors, fraud or other illegal acts that may exist within Client’s business, and USBX has assumed that Client is in full compliance with all applicable federal, state and local regulations and laws, (e) USBX’s role in any due diligence will be limited solely to assisting Client in coordinating the work of Client’s employees and other professional advisors, and (f) USBX may, in connection with its performance of the Services and at its sole cost and expense, use the services of certain independent contractors with which it may share information provided by Client pursuant hereto. USBX makes no representations, warranties or assurances, express or implied, that a Strategic Alliance or Transaction will occur as a result of the Services furnished under this Agreement.

11.	Announcement. If a Strategic Alliance or Transaction is consummated, USBX may, at its option and expense, claim appropriate credit for its Services to Client. Such credit claiming may include placing a “tombstone” announcement in such newspapers, periodicals or other media as USBX may select; provided, however, that if the Transaction price has not been disclosed previously, USBX will not disclose the Transaction price in such materials without the prior consent of Client.

12.

Indemnification. Client agrees to (a) indemnify and hold harmless USBX and its affiliates, and their respective officers, directors, employees, agents, contractors and representatives (USBX and each such entity or person being referred to as an “Indemnified Person”), from and against any and all losses, claims, demands, damages or liabilities of any kind arising out of or in connection with the Services or any Strategic Alliance or Transaction, and (b) reimburse each Indemnified Person for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding relating to or arising out of the Services or any Strategic Alliance or Transaction, as such costs and expenses are incurred or paid; except in either case to the extent such losses, claims, demands, damages, liabilities, costs or expenses are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of USBX. Client also agrees that no Indemnified Person shall have any liability to Client or any of its securityholders or creditors arising out of or in connection with the Services or any Strategic Alliance or Transaction, except to the extent any such liability is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. USBX’s Services hereunder shall not be deemed to include any testimony in court, or attendance during any hearing or deposition, unless such testimony or attendance is contracted for separately or compelled pursuant to valid legal process.

13.	Arbitration. Any controversy, dispute or claim between the parties relating to this Agreement or USBX’s Services hereunder shall be exclusively resolved by binding arbitration conducted in Los Angeles, California, in accordance with the rules of the American Arbitration Association. In such event, the prevailing party, if any, as determined by the arbitrator’s award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys’ costs and fees. Judgment on the award may be entered in any court having jurisdiction over the award.

14.	Limitation of Liability. Under no circumstances shall USBX be liable to Client with respect to any matter contemplated by this Agreement or USBX’s Services hereunder for indirect, incidental, consequential, special or punitive damages (even if Client has been advised of the possibility of such damages), and in no event shall USBX’s liability arising out of or relating to this Agreement exceed the aggregate amount of fees actually received by USBX from Client in connection with this Agreement. Except as expressly set forth in this Agreement, USBX makes no representations or warranties whatsoever, either express or implied.

15.	Authority. By signing this Agreement, each individual signing on behalf of Client represents that he or she has the unconditional authority to enter into this Agreement on behalf of Client.

16.	Governing Law; Miscellaneous. The laws of the State of California, without reference to its choice of law provisions, shall govern this Agreement, its interpretation, construction and enforcement. The parties acknowledge that USBX has been engaged hereunder as an independent contractor and not as an agent, fiduciary or in any other capacity. This Agreement constitutes the entire binding agreement between the parties pertaining to its subject matter and supersedes any prior agreements with respect thereto. No modification or amendment shall be binding unless in writing and executed by both Client and USBX. If any provision of this Agreement is or becomes inconsistent with any applicable law or regulation, such provision will be deemed rescinded or modified to conform to such law or regulation. In such event, all of the other provisions of this Agreement will continue in full force and effect. The provisions of Sections 3 through 5 and 7 through 16 of this Agreement shall survive any expiration or termination of this Agreement. All references to the words “include” or “including” herein shall mean “including but not limited to.” This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

Please indicate your acceptance of this Agreement by executing and returning the enclosed copy of this letter. If this Agreement is not executed and returned within 30 days of the date hereof, or if any changes in content are made, it is subject to USBX approval.

Very truly yours,

USBX ADVISORY SERVICES, LLC

By:	USBX, Inc., its Managing Member

By:
Name:	H. Brooks Dexter
Title:	Senior Vice President

Accepted And Agreed To This 6th Day Of January, 2006.

POWER EFFICIENCY CORPORATION

By:
Name:	Steven Strasser
Title:	Chairman and Chief Executive Officer

Exhibit A – Summary of Warrant Terms

Exercise Price:	Any Warrants issued pursuant to this Agreement shall have an exercise price (the “Initial Exercise Price”) equal to the market price per share on the day the agreement is signed. A maximum of 1.1 million warrants will be issued with the Initial Exercise Price. If more than 1.1 million in Warrants are earned for the Services, then the additional Warrants will have an exercise price equal to the market price on the day such additional Warrants are earned.

Maturity:	Five years from date of issuance

Liquidity:	The Client will use its best efforts to register the common stock issuable upon conversion of the Warrants, at the Client’s expense, in the first registration statement filed with the Securities and Exchange Commission after the execution and delivery of this Agreement.

Transferability:	USBX may transfer the warrants to its affiliates or employees, as long as these transfers are in accordance with applicable federal and state securities laws.

Dividend Rights:	Warrants shall receive any special dividend (i.e. a dividend declared other than as part of a regular monthly or quarterly dividend distribution) paid to common stockholders.

Antidilution Protection:	Warrants shall be adjusted for stock splits and other corporate distributions and reorganizations not otherwise covered in “Dividend Rights” above.

Call Provision:	None.

Put Provision:	None.

Exhibit B – Success Warrants Schedule

Form of Strategic Alliance	Number of Warrants Granted (1)
Non-exclusive Distributorship (“NXD”)	100,000 per NXD

Exclusive Distributorship (“XD”)	300,000 per XD

License Agreement (“LAG”)	500,000 per LAG

(1)	Assumes warrants are granted with terms described in Exhibit A.